Exhibit 23.10

CONSENT OF MERRILL LYNCH

We hereby consent to the use of our opinion letter dated January 30, 2004 to the Board of Directors of Whiting Petroleum Corporation included as Appendix C to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Equity Oil Company with WPC Acquisition Corp. through which Equity Oil Company will become a wholly owned subsidiary of Whiting Petroleum Corporation and to the references to such opinion in such Proxy Statement/Prospectus under the captions “The Merger—Background of the Merger,” “The Merger—Whiting’s Reasons for the Merger” and “The Merger—Opinion of Whiting’s Financial Advisor.” In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

April 28, 2004